EXHIBIT 99.2


                            CERTIFICATE OF COMPLIANCE



     The undersigned hereby certifies that she is the duly elected and acting Assistant Treasurer of Southern California Edison Company, as servicer (the "Servicer") under the Transition Property Servicing Agreement dated as of December 11, 1997 (the "Servicing Agreement") between the Servicer and SCE Funding LLC (the "Note Issuer") and further that:

1. A review of the activities of the Servicer and of its performance under the Servicing Agreement during the period from the date of the Servicing Agreement until June 30, 1998 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2. To the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all of its material obligations in all material respects under the Servicing Agreement throughout the period of time from the date of the Servicing Agreement until June 30, 1998, except for those material defaults in the fulfillment of material obligations listed on Annex A hereto.

Executed this 3oth day of September, 1998.


                                            SOUTHERN CALIFORNIA EDISON COMPANY



                                            By: Mary Simpson
                                                ------------------------------
                                                Mary Simpson
                                                Assistant Treasurer

                                     ANNEX A
                                       TO
                            CERTIFICATE OF COMPLIANCE

                            LIST OF SERVICER DEFAULTS



The following material defaults known to the undersigned occurred during the period of time from the date of the Servicing Agreement until June 30, 1998:

Nature of Default                                               Status
-----------------                                               ------


None